Atossa Genetics Inc.

November 12, 2012

Christopher S. Destro

Re: Employment Offer

Dear Chris:

I would like to formally extend to you an offer of employment as Vice President of Sales and Marketing with Atossa Genetics. Atossa Genetics has an exciting future and we believe that you will bring great value to our organization.

Below are the key terms of our offer of employment to you:

Responsibilities: As the Vice President of Sales & Marketing, you will be responsible for, but not limited to establishing a marketing and sales plan, in conjunction with the CEO and for the launch of Atossa’s products and for the implementation of the plan, including but not limited to hiring, coaching, developing and managing the sales departments and our independent sales reps.

Reporting: You will report directly to Dr. Steven Quay until further notice.

Start Date: Your employment shall commence December 10, 2012.

Salary: Your initial base salary shall be $180,000 paid bi-weekly. Your status will be a regular, full-time, exempt employee.

Bonus: You will receive a bonus of up to 35% of base salary based on goals and objectives mutually set following hiring.

Other costs: You will be reimbursed for all office and business related expenses to perform your function.

Benefits: Atossa Genetics will provide Medical, Dental and Optical Insurance Benefits per company policy.

Vacation and Holidays: During your employment with Atossa Genetics, you are entitled to 15 days of PTO accrued at 1.25 days per month. Furthermore, you will receive 8 paid company holidays.

Stock Options: You will receive a grant of options to 200,000 shares of Atossa common stock with a strike price set at the fair market value on your date of employment. These vest over four years, with 25% after one year and then the remainder vesting as 1/12th per quarter until they are fully vested. If there is a change in control of the company all shares will be vested.

By signing this offer of employment, you agree to abide by the rules, regulations, ethics and policies of Atossa. This offer of employment is contingent upon successful completion of our reference checking process, which includes a post-offer drug test and background screening.

For purposes of federal immigration law, you will be required to provide to Atossa Genetics documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to Atossa Genetics within three (3) business days of your date of hire.

I look forward to you joining Atossa and being an integral part of helping us build a company that will change the paradigm of breast cancer for women.

Regards,

/s/ Steven Quay

Steven Quay, MD, PhD, FCAP

CEO & President, Atossa Genetics, Inc.

Accepted.

/s/ Christopher S. Destro

Christopher Destro

Addendum:

2014 Salary: $205,000